UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2005

SIZELER PROPERTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-09349	72-1082589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2542 Williams Boulevard, Kenner, LA 70062

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (504) 471-6271

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2005, the Board of Directors of Sizeler Property Investors, Inc. (the “Company”) ratified the Compensation Committee’s approval of a $35,000 per quarter fee (subject to increase as described below) to be paid to Mark M. Tanz for his services as the Chairman of the Board of Directors of the Company. The fee will be paid for the six calendar quarters starting January 1, 2006 and ending June 30, 2007 and is in addition to the normal director’s fees paid to each non-management director of the Company, including Mr. Tanz. The Board of Directors also ratified a grant (subject to approval by the Company’s stockholders) of 150,000 non-qualified stock options to Mr. Tanz. The stock options were granted on January 3, 2006, have an exercise price of $14.00 per share (adjustable for stock splits, stock dividends and the like), are exercisable at any time after July 3, 2006 and expire on the earlier of December 31, 2008 or within 10 business days after the Board of Directors adopts a plan of liquidation of the Company. The grant of the options to Mr. Tanz is subject to stockholder approval and Mr. Tanz may not exercise the options prior to stockholder approval. If the option grant is not approved by the Company’s stockholders, then the fees payable to Mr. Tanz for his services as Chairman of the Board of Directors shall be increased to $50,000 per quarter. The Board of Directors also amended Section 4.4 (regarding limits on awards to directors) of the Sizeler Property Investors, Inc. 1996 Stock Option and Incentive Plan (the “Plan”) to provide that as many as 150,000 shares are available under the Plan to be granted to the director holding the position of Chairman of the Board of Directors at the beginning of the calendar year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIZELER PROPERTY INVESTORS, INC.

/s/ Thomas A. Masilla, Jr.
Name:	Thomas A. Masilla, Jr.
Title:	President and Chief Operating Officer

Date: February 27, 2006

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